Exhibit 99.09

NOTICE OF REDEMPTION

to the Holders of Ambac Financial Group, Inc.

7.00% Debentures due October 17, 2051

CUSIP Number 023139405*

NOTICE IS HEREBY GIVEN, that pursuant to the terms of the Indenture dated as of August 24, 2001 (the “Indenture”), between Ambac Financial Group, Inc. (the “Company”) and The Bank of New York (as successor to JPMorgan Chase Bank), as Trustee, the Company will redeem on October 23, 2006 (the “Redemption Date”) all of its outstanding 7.00% Debentures due October 17, 2051 (the “Bonds”) at a redemption price of 100.00% of the principal amount thereof, together with accrued and unpaid interest, if any, to the Redemption Date (the “Redemption Price”). On the Redemption Date, the Redemption Price will become due and payable upon surrender of the Bonds and interest will cease to accrue on and after such date.

Payment of the Redemption Price shall be made, on or after the Redemption Date, upon the presentation and surrender of the Bonds to the Paying Agent at any of the following addresses:

By Mail to:	By hand or overnight delivery to:
The Bank of New York	The Bank of New York
P.O. Box 396	111 Sanders Creek Parkway
East Syracuse, New York 13057	East Syracuse, New York 13057
Attn: Corporate Trust Operations	Attn: Corporate Trust Operations

Dated: September 21, 2006

Ambac Financial Group, Inc.

    By: The Bank of New York, Trustee

Under the provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (the “Act”), paying agents making payments of interest or principal on corporate or municipal securities may be obligated to withhold a 28% tax from remittance to individuals who have failed to furnish the paying agent with a valid taxpayer identification number. Owners of Bonds who wish to avoid the imposition of the tax should submit certified taxpayer identification numbers when presenting their Bonds for payment.

If you have any questions concerning this redemption, you may contact the Paying Agent by mail at one of the addresses listed above or by telephone at 1-800-254-2826.

*	This CUSIP Number has been assigned to this issue by an organization not affiliated with the Trustee and is included solely for the convenience of the Bondholders. Neither Ambac Financial Group, Inc. nor the Trustee shall be responsible for the selection or use of this CUSIP Number, nor is any representation made as to its correctness on the Bond or as indicated in any redemption notice.